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                                                                   EXHIBIT 23.3


               [VERONIS, SUHLER & ASSOCIATES INC. LETTERHEAD]


May 29, 1998

Jeffrey Reder
Salomon Smith Barney
Seven World Trade Center
New York, NY  10048

Dear Mr. Reder:

I am writing this letter to provide consent of the reprint information from the 1997 Communications Industry Forecast. I grant you permission to use the following:

o   HOME VIDEO SPENDING chart located on page 202-203
o   GROWTH OF HOME VIDEO SPENDING chart located on page 204-205
o CHANGES IN AVERAGE PRICES OF RECORDED MUSIC, BY FORMAT chart located on page 228
o CHANGES IN NET UNIT SHIPMENTS OF RECORDED MUSIC, BY FORMAT chart located on page 230
o   RECORDED-MUSIC EXPENDITURES, BY FORMAT chart located on page 232
o   CHANGES IN RECORDED-MUSIC EXPENDITURES, BY FORMAT chart located on page 233
o   CHANGES IN NET UNIT SHIPMENTS OF CONSUMER BOOKS chart located on page 277
o GROWTH OF AVERAGE END-USER PRICES OF CONSUMER BOOKS chart located on page 280
o   END-USER SPENDING ON CONSUMER BOOKS chart located on page 281
o   GROWTH OF END-USER SPENDING ON CONSUMER BOOKS chart located on page 282
o PACKAGED PC/MULTIMEDIA SOFTWARE SPENDING chart and GROWTH OF PACKAGED PC/MULTIMEDIA SOFTWARE SPENDING chart, both located on page 390

This information will be used by Salomon Smith Barney for an IPO prospectus.

Please cite the information used in the following fashion: Veronis, Suhler & Associates Inc., 350 Park Avenue, New York, NY 10022, (212) 935-4990. In addition, please provide two copies of the finished report upon publication to my attention.

If you have any questions, please contact me at (212) 935-4990.

Sincerely,

/s/ Serina Echevarria

Serina Echevarria
Marketing & Communications Coordinator